Exhibit 99.1

CTS PRICES $60 MILLION OF CONVERTIBLE SENIOR SUBORDINATED NOTES

Elkhart, IN...CTS Corporation (NYSE:CTS) today announced the pricing of its offering of $60 million of Convertible Senior Subordinated Notes due 2024. The notes are general unsecured senior subordinated obligations of CTS and will only be offered or sold to qualified institutional buyers within the United States in accordance with Rule 144A under the Securities Act of 1933, as amended.

The notes will bear interest at a rate of 2.125% per year and will be convertible into CTS common stock, at the option of the holder, at a price of $15.00 per share, which is equivalent to an initial conversion rate of approximately 66.6667 shares per $1,000 principal amount of the notes. The conversion price represents a 36.24% premium over the closing price of CTS common stock on May 5, 2004.

Holders may require CTS to purchase for cash all or part of their notes on May 1, 2009, May 1, 2014 and May 1, 2019, or upon the occurrence of certain events, at 100% of the principal amount of the notes plus accrued and unpaid interest up to, but not including, the date of purchase. CTS may redeem for cash all or a portion of the notes at any time on or after May 1, 2009, at 100% of the principal amount of the notes plus accrued and unpaid interest up to, but not including, the date of redemption.

The offering is expected to close on May 11, 2004, subject to customary closing conditions. CTS has granted the initial purchaser of the notes an option to purchase, within 30 days from May 5, 2004, up to an additional $10 million aggregate principal amount of notes.

CTS intends to use the net proceeds from the offering to repay debt outstanding, including its industrial revenue bonds with a principal amount of $40 million at a weighted average interest rate of 7.5%, due in 2013, and for general corporate purposes, including future potential acquisitions of businesses, product lines or technologies.

          This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws. Unless so registered, the notes and common stock issuable upon conversion of the notes may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.